As filed with the Securities and Exchange Commission on March 15, 2010
Registration No. 333-163917

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Doral Financial Corporation
(Exact name of registrant issuer as specified in its charter)

Puerto Rico	6029	66-0312162
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico, 00920-2717
(787) 474-6700
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Robert E. Wahlman
Chief Financial and Investment Officer
Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico, 00920-2717
(787) 474-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

D. Rhett Brandon Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Samir A. Gandhi Sidley Austin LLP 787 Seventh Avenue New York, New York 10019-6018 (212) 839-5300

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
Securities to be Registered	registered(1)	offering price per share	aggregate offering price(2)	registration fee(3)(4)
Common Stock, par value $0.01		N/A	$86,733,321	$6,185

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock, par value $0.01 per share, that may be issued in connection with the exchange offer by the Registrant for a number of its outstanding shares of (i) our 4.75% Perpetual Cumulative Convertible Preferred Stock (“convertible preferred stock”), (ii) our 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A preferred stock”), (iii) our 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B preferred stock”), and (iv) our 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C preferred stock”, and together with the Series A preferred stock and the Series B preferred stock, the “noncumulative preferred stock”). The convertible preferred stock and the noncumulative preferred stock are collectively referred to as the “preferred stock”.
(2)	Represents the proposed maximum aggregate offering price, estimated solely for purpose of calculating the registration fee pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933, as amended, and based on the market value of the preferred stock. The proposed maximum offering price is calculated by adding the sum of (i) the product of (A) $10.00, the average of the bid and asked price per share of the Series A Preferred Stock in the over-the-counter (OTC) market on December 18, 2009 times (B) 1,266,827 shares of Series A Preferred Stock, (ii) the product of (A) $4.60, the average of the bid and asked price per share of the Series B Preferred Stock in the OTC market on December 18, 2009, times (B) 1,782,661 shares of Series B Preferred Stock, (iii) the product of (A) $5.00, the average of the bid and asked price per share of the Series C Preferred Stock in the OTC market on December 18, 2009, times (B) 3,579,202 shares of Series C Preferred Stock and (iv) the product of (A) $55.00, the average of the bid and asked price per share of the convertible preferred stock in the OTC market on October 5, 2009 and (B) 872,160 shares of Convertible Preferred Stock. The number of shares of each series of preferred stock represents the maximum number of shares of such series of preferred stock that are subject to the Exchange Offer.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying .00007130 by the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-163917) of Doral Financial Corporation is filed solely for the purpose of adding exhibits to such Registration Statement and amending “Part II — Item 21. Exhibits and Financial Statement Schedules”.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Article 1.02(B)(6) of the Puerto Rico General Corporation Law (the “PR-GCL”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of Restated Certificate of Incorporation of Doral Financial Corporation contains such a provision.

Article 4.08 of the PR-GCL authorizes a Puerto Rico Corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. Section 5 of Article Sixth of the Company’s Restated Certificate of Incorporation provides that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by law.

Section 1 of Article IX of the Company’s By-laws (the “By-laws”) provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 2 of Article IX of the By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 3 of Article IX of the By-laws provides that to the extent a director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Part II

Section 5 of Article IX of the By-laws provides that the Company shall pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company must make such advanced payments if it received an undertaking by or on behalf of any person covered by Section 1 of Article IX of the By-laws to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in Article IX of the By-laws.

Section 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.

The Company maintains a directors’ and officers’ liability insurance policy.

Item 21. Exhibits and financial statement schedules.

(a)	Exhibits

The Company has not filed as exhibits certain instruments defining the rights of holders of debt of the Company not exceeding 10% of the total assets of the Company and its consolidated subsidiaries. The Company will furnish copies of any such instruments to the Securities and Exchange Commission upon request.

Exhibit
number	Description

1.1	Form of Dealer Manager Agreement.*
3.1	Certificate of Incorporation of Doral Financial, which incorporates the certificates of designation of Doral Financial’s 7% Noncumulative Monthly Income Preferred Stock, Series A; Doral Financial’s 8.35% Noncumulative Monthly Income Preferred Stock, Series B; Doral Financial’s 7.25% Noncumulative Monthly Income Preferred Stock, Series C; and Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 3.1(j) of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
3.2	Bylaws of Doral Financial Corporation, as amended on August 2, 2007. (Incorporated herein by reference to exhibit number 3.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on August 6, 2007.)
4.1	Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
4.2	Loan and Guaranty Agreement among Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority (“AFICA”), Doral Properties, Inc. and Doral Financial. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.3	Trust Agreement between AFICA and Citibank, N.A. (Incorporated herein by reference to exhibit number 4.2 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.4	Form of Serial and Term Bond (included in Exhibit 4.3 hereof).

Part II

Exhibit
number	Description

4.5	Deed of Constitution of First Mortgage over Doral Financial Plaza. (Incorporated herein by reference to exhibit number 4.4 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.6	Mortgage Note secured by First Mortgage referred to in Exhibit 4.5 hereto (included in Exhibit 4.5 hereof).
4.7	Pledge and Security Agreement. (Incorporated herein by reference to exhibit number 4.6 of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 15, 1999.)
4.8	Indenture, dated May 14, 1999, between Doral Financial and U.S. Bank National Association, as trustee, pertaining to senior debt securities. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.9	Indenture, dated May 14, 1999, between Doral Financial and Bankers Trust Company, as trustee, pertaining to subordinated debt securities. (Incorporated herein by reference to exhibit number 4.3 of Doral Financial’s Current Report on Form 8-K filed with the Commission on May 21, 1999.)
4.10	Form of Stock Certificate for 7% Noncumulative Monthly Income Preferred Stock, Series A. (Incorporated herein by reference to exhibit number 4 (A) of Doral Financial’s Registration Statement on Form S-3 filed with the Commission on October 30, 1998.)
4.11	Form of Stock Certificate for 8.35% Noncumulative Monthly Income Preferred Stock, Series B. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on August 30, 2000.)
4.12	First Supplemental Indenture, dated as of March 30, 2001, between Doral Financial and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee. (Incorporated herein by reference to exhibit number 4.9 to Doral Financial’s Current Report on Form 8-K filed with the Commission on April 2, 2001.)
4.13	Form of Stock Certificate for 7.25% Noncumulative Monthly Income Preferred Stock, Series C. (Incorporated herein by reference to exhibit number 4.1 of Doral Financial’s Registration Statement on Form 8-A filed with the Commission on May 30, 2002.)
4.14	Form of Stock Certificate for 4.75% Perpetual Cumulative Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 4 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
5.1	Form of opinion of Enrique R. Ubarri, Esq., Executive Vice President and General Counsel, regarding the validity of the common stock being registered.
8.1	Form of opinion of Simpson Thacher & Bartlett LLP (as to certain tax matters).*
8.2	Form of opinion of O’Neill & Borges (as to certain tax matters).*
10.1	Order to Cease and Desist issued to Doral Financial by the Board of Governors of the Federal Reserve System on March 16, 2006. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 17, 2006.)
10.2	Stipulation and Agreement of Partial Settlement, dated as of April 27, 2007. (Incorporated herein by reference to Exhibit 10.1 of Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on April 30, 2007.)
10.3	Order to Cease and Desist issued to Doral Bank PR by the Federal Deposit Insurance Corporation, dated February 19, 2008. (Incorporated herein by reference to exhibit number 99-2 of Doral Financial’s Current Report of Form 8-K filed with the Commission on February 21, 2008.)

Part II

Exhibit
number	Description

10.4	Purchase Agreement, dated September 23, 2003, between Doral Financial Corporation and Wachovia Securities LLC, as Representative of the Initial Purchasers of Doral Financial’s 4.75% Perpetual Cumulative Convertible Preferred Stock named therein. (Incorporated herein by reference to Exhibit 1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on September 30, 2003.)
10.5	Employment Agreement, dated as of May 23, 2006, between Doral Financial and Glen Wakeman. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Current Report on Form 8-K filed with the Commission on May 30, 2006.)
10.6	Employment Agreement, dated as of August 14, 2006, between Doral Financial Corporation and Lesbia Blanco. (Incorporated herein by reference to Exhibit 10.1 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.7	Employment Agreement, dated as of September 25, 2006, between Doral Financial Corporation and Marangal I. Domingo. (Incorporated herein by reference to Exhibit 10.3 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.8	Employment Agreement, dated as of October 2, 2006, between Doral Financial Corporation and Enrique R. Ubarri, Esq. (Incorporated herein by reference to Exhibit 10.7 to Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on December 29, 2006.)
10.9	Employment Agreement, dated as of June 25, 2007, between Doral Financial Corporation and Paul Makowski. (Incorporated herein by reference to Exhibit 10.11 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.10	Employment Agreement, dated as of June 1, 2007, between Doral Financial Corporation and Christopher Poulton. (Incorporated herein by reference to Exhibit 10.10 to Doral Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 19, 2008.)
10.11	Securityholders and Registration Rights Agreement dated as of July 19, 2007, between Doral Financial Corporation and Doral Holdings Delaware, LLC (Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.12	Advisory Services Agreements, dated as of July 19, 2007, between Doral Financial Corporation and Bear Stearns Merchant Manager III, L.P. (Incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Commission on July 20, 2007.)
10.13	Doral Financial 2008 Stock Incentive Plan (Incorporated herein by reference to Annex A to the Definitive Proxy Statement for the Doral Financial 2008 Annual Stockholders’ Meeting filed with the Commission on April 11, 2008.)
10.14	Employment Agreement, dated as of March 24, 2009, between Doral Financial and Robert E. Wahlman. (Incorporated herein by reference to Exhibit 99.2 to Doral Financial’s Current Report on Form 8-K filed with the Commission on March 26, 2009.)
10.15	Summary of Doral Financial Corporation 2007 Key Employee Incentive Plan. (Incorporated by reference to Exhibit 10.15 to Doral Financial’s Registration Statement on Form S-4 filed with the Commission on September 29, 2009)
12.1	Computation of Ratio of Earnings to Fixed Charges.*
12.2	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.*
21.1	List of Doral Financial’s subsidiaries.*

Part II

Exhibit
number	Description

23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 above).*
23.3	Consent of O’Neill & Borges (included in Exhibit 8.2 above).*
23.4	Consent of Enrique R. Ubarri, Esq. (included in Exhibit 5.1 above).
25.1	Powers of Attorney.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.3	Form of Letter to Clients.*
99.4	Form of Soliciting Dealer Form.*

*	Previously filed.

(b)	Financial statement schedules

All financial schedules have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

Part II

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II

Signatures

Pursuant to the requirements of the Securities Act of 1933, Doral Financial Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Juan, Puerto Rico, on March 15, 2010.

DORAL FINANCIAL CORPORATION

By:	/s/ Robert E. Wahlman Name: Robert E. Wahlman Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on March 15, 2010.

Signature	Title

* Glen R. Wakeman	Chief Executive Officer, President and Director

* Robert E. Wahlman	Executive Vice President and Chief Financial Officer

* Dennis G. Buchert	Director

* James E. Gilleran	Director

* Douglas L. Jacobs	Director

* David E. King	Director

* Mark Kleinman	Director

* Howard M. Levkowitz	Director

* Frank W. Baier	Director

Part II

Signature		Title

* Raymond J. Quinlan		Director

* Gerard L. Smith		Director

* Laura G. Vazquez		Senior Vice President, Controller and Principal Accounting Officer

*By:	/s/ Robert E. Wahlman Name: Robert E. WahlmanTitle: Attorney-in-fact